Exhibit 99.1


[MARVEL LOGO]


         MARVEL BOARD AUTHORIZES $100 MILLION SHARE REPURCHASE PROGRAM

New York, New York - July 12, 2004 - Marvel Enterprises, Inc., (NYSE: MVL) a global entertainment licensing company, announced today that its Board of Directors has authorized a $100 million common stock repurchase program.

Pursuant to the authorization, Marvel may purchase shares from time to time in the open market or through privately negotiated transactions over the next eighteen months. Marvel's largest shareholder and Vice Chairman, Isaac Perlmutter, and its Marvel Studios' Chief Executive Officer, Avi Arad, have each agreed not to sell any shares while the repurchase program is in place.

The authorization follows Marvel's redemption last month of its remaining long-term debt, freeing the Company to consider share repurchases as one use of its current cash holdings and future cash flows. Marvel currently has over $150 million in cash, certificates of deposit and commercial paper. Without any share repurchases, Marvel expects that year-end 2004 cash levels would exceed $200 million.

"Robust cash flows and surplus cash are two attractive byproducts of Marvel's unique, risk-averse, business model. Given our continued confidence in Marvel's long-term outlook and our solid balance sheet, Marvel's Board of Directors believes share repurchases represent an excellent use of capital that enhances shareholder value over the long term," said Allen Lipson, Marvel's President and CEO.

Marvel has no obligation to repurchase shares under the authorization, and the timing, actual number and value of shares to be purchased will depend on the performance of Marvel's stock price and market conditions. Marvel has approximately 115 million fully-diluted shares outstanding and has an approximate public float of 85 million shares.

About Marvel Enterprises
With a library of over 4,700 proprietary characters, Marvel Enterprises, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused in four areas: entertainment (Marvel Studios), licensing, comic book publishing and toys (Toy Biz). Marvel facilitates the creation of entertainment projects, including feature films, DVD/home video, video games and television based on its characters and also licenses its characters for use in a wide range of consumer products and services including apparel, collectibles, snack foods and promotions. Marvel's characters and plot lines are created by its comic book division, which continues to expand its leadership position in the U.S. and worldwide while also serving as an invaluable source of intellectual property.

Except for any historical information that they contain, the statements in this news release regarding Marvel's plans are forward-looking statements that are subject to certain risks and uncertainties, including a decrease in the level of media exposure or popularity of Marvel's characters, financial difficulties of Marvel's major licensees, delays and cancellations of movies and television productions based on Marvel characters, poor performance of major movies based on Marvel characters, toy-production delays or shortfalls, continued concentration of toy retailers, toy inventory risk, significant appreciation of Chinese currency against other currencies



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and the imposition of quotas or tariffs on products manufactured in China. These and other risks and uncertainties are described in Marvel's filings with the Securities and Exchange Commission, including Marvel's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.


For further information contact:
--------------------------------

Matt Finick            Richard Land, David Collins  Jeff Klein, Johanna Flattery
Marvel Enterprises     Jaffoni & Collins            Dan Klores Communications
212/576-4035           212/835-8500                 212/685-4300
mfinick@marvel.com     mvl@jcir.com                 jeff_klein@dkcnews.com
                                                    johanna_flattery@dkcnews.com